English Verson                                                      Exhibit 4.ii


                              CONVERTIBLE DEBENTURE


With this certificate, TES, Inc., Denver, Colorado, agrees to pay annual interest at the rate of 10.75%, beginning on the effective date to the holder of this certificate. The interest payments will be made on the dated listed below. The Effective Date is the date the certificate is executed. Interest payments will be due at the end of one year from the Effective Date. At the end of the term of the certificate the last interest payment and the principal will be due. All payments will be transferred to the Certificate holder's bank account. All tax matters arising from the interest payments shall be the responsibility of the Certificate Holder.

The debt instrument can be cancelled by TES Inc. at the latest on the third business day of any calendar quarter effective the next calendar quarter. The same is true for the Certificate Holder. The Certificate Holder may convert the Debenture into shares any time during the term after giving 5 days notice. On the day of the conversion, the interest obligation for TES, Inc. ends. All notices must be in writing.


Beginning Date: March 2,1995.

Interest Payment Dates:     1. 3/2/96      2. 3/2/97     3. 3/2/98     4. 3/2/99

End of Term:               3/2/99

Name:             Heribert J^rg Jr.
Street:           P.O. Box 1133
City              87497 Wertach
Date of Birth:

                                                     TES, Inc., Denver, Colorado
                                                     Date September 9, 1995


                                                     Signed
                                                     Gerd Behrens, President

German Version                                                      Exhibit 4.ii


                            Wandelschuldverschreibung

Mit diesem Zertifikat verpflichtet sich die TES Inc., Denver, Colorado, ab Beginn der Zinsbindung einen jahrlichen Zins in Hohe von 10.75% p.a. an den Zertifikatsinhaber zu zahlen. Die Zinszahlungen erforlgen zu den unten angegebenen Zahlungsterminen. Die Zinsbindung beginnt mit dem Tag der Unterzeichnung des Zertifikats. Die Zinszahlungen erfolgen nachschussig am Ende eines Laufzeitjahres. Sollte der Termin auf einen Sonn- oder Feiertag fallen, so Wird der nachste Arbeitstag zum Zinszahlungstag. Am Ende der Laufzeit wird gliechzeitig die letzte Zinszahlung und der Zeichnungsbetrag fallig. Samtliche Zahlungen sollen an ein vom Zertifikatsinhaber anzugebendes Konto uberwiesen werden. Die Steuerliche Behandlung der Zinszahlung liegt beim Zertifikatsinhaber.
Die Schuldverschreibung kann von der TES Inc. spatestens am dritten Werktag eines Kalendervierteljahres fur den Ablauf des nachsten Kalendervierteljahres gekunkigt werden. Gleiches gilt fur den Zertifikatsinhaber. Der Inhaber kann die Wandlung in Aktien oder Firmenanteile wahrend der gesamten Laufzeit mit einer Frist von 5 Tagen verlangen. Mit dem Tag der Wandlung endet die Zinszahlungsverpflichtung fur die TES Inc. Samtliche Antrage benotigen die Schriftform.

Beginn der Zinsbindung:
Zinszahlungstermine:           1.=         2.=          3.=         4.=
Ablauftermin:

Inhaber:
Vorname Name
Strafle
Plz Wohnort
Geburtstag

                                      TES Inc., Denver, Colorado
                                      Datum

                                      President